Exhibit 10.1

THIS GUARANTEE AND REIMBURSEMENT AGREEMENT IS SUBJECT TO THE SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED AS OF MARCH 2, 2009, AMONG THE LOAN PARTIES, THE AGENT, THE TERM B AGENT AND ARES UNDER WHICH THIS GUARANTEE AND REIMBURSEMENT AGREEMENT AND THE STREAM ENTITIES’ OBLIGATIONS HEREUNDER ARE SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT IN FULL OF CERTAIN OBLIGATIONS TO THE HOLDERS OF SENIOR INDEBTEDNESS AS DEFINED THEREIN.

GUARANTEE AND REIMBURSEMENT AGREEMENT

This GUARANTEE AND REIMBURSEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of March, 2009, by and among STREAM GLOBAL SERVICES, INC., a Delaware corporation (the “Company”), STREAM HOLDINGS CORPORATION, a Delaware corporation (“SHC”), STREAM FLORIDA INC., a Delaware corporation (“Stream Florida”), STREAM INTERNATIONAL INC., a Delaware corporation (“SII”), STREAM NEW YORK INC., a Delaware corporation (“Stream New York” and, together with the Company, SHC, Stream Florida, SII and any other entity that becomes a party to this Agreement pursuant to Section 9(b), the “Stream Entities”), and ARES CORPORATE OPPORTUNITIES FUND II, L.P., a Delaware limited partnership (“Ares”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Credit Agreement (defined below) mutatis mutandis.

WHEREAS, the Loan Parties have entered into that certain Fifth Amended and Restated Revolving Credit, Term Loan and Security Agreement, by and among PNC Bank, National Association (as Lender and as Agent, “PNC”), Steel City Capital Funding, LLC (as Term B Lender and as Term B Agent), PNC Capital Markets LLC (as Lead Arranger) and the other Lenders party thereto, dated January 8, 2009 (as in effect on the date hereof after giving effect to (i) Amendment No. 1 and Waiver to the Credit Agreement, dated as of March 2, 2009 (“Amendment No. 1 and Waiver”), by and among the Loan Parties, the Lenders, the Agent, the Swingline Lender, the Term B Agent, the Lead Arranger and the Documentation Agent and (ii) the Waiver to the Credit Agreement, dated as of March 2, 2009 (the “Waiver”), by and among the Loan Parties, the Agent, the Lenders, the Swingline Lender, the Term B Agent, the Lead Arranger and the Documentation Agent, the “Credit Agreement”);

WHEREAS, Ares is the owner of 150,000 shares of Series A Convertible Preferred Stock, $0.001 par value per share, of the Company;

WHEREAS, the Stream Entities have requested that Ares, directly or through one or more of its affiliates, provide certain standby letters of credit, guarantees or other form of credit support to support obligations of the Stream Entities in connection with certain letters of credit issued for the account of one or more of the Stream Entities (the “Letters of Credit”), subject to the terms and conditions set forth herein; and

WHEREAS, each of the Stream Entities and Ares desire to set forth herein the terms and conditions pursuant to which Ares (and/or one or more of its affiliates) would provide such credit support if Ares elects to do so and delivers the written notice contemplated by Section 1(b) below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Credit Support.

a. Letter of Credit Guarantees. On the terms and subject to the conditions set forth herein, including the prior written consent of Ares in accordance with Section 1(b) below, upon the written request of one of the Stream Entities, Ares may, or may cause one or more of its affiliates, as determined by Ares (each such affiliate being referred to as an “Ares Affiliate” and each Ares Affiliate and Ares being referred to, collectively, as the “Ares Guarantors”) to, provide, or cause a financial institution or other entity to provide, a standby letter of credit (each of the foregoing, an “Ares Letter of Credit”) directly to the beneficiary or guarantee or otherwise backstop (each of the foregoing, including any Ares Letter of Credit, an “LC Guarantee”) obligations of the Stream Entities under one or more Letters of Credit issued for the benefit of one or more of the Stream Entities; provided, that (i) each LC Guarantee will only be provided if it effects an increase in the borrowing availability of the Stream Entities under the Credit Agreement beyond the amount which would otherwise be available to them without such LC Guarantee; (ii) each LC Guarantee shall be issued in the exact undrawn face amount of the applicable Letter(s) of Credit it supports or replaces; (iii) the obligations (whether fixed or contingent) of the Ares Guarantors under the LC Guarantees shall not exceed $10,000,000.00 in the aggregate under any circumstance whatsoever; and (iv) the LC Guarantees shall be in such form as is acceptable to (x) each of the applicable Stream Entity, Ares, the Agent, the Term B Agent and the Required Lenders, with respect to any Letter(s) of Credit issued under the Credit Agreement, and (y) the applicable Stream Entity, Ares and the issuer of the Ares Letter of Credit, with respect to any letter(s) of credit issued other than under the Credit Agreement.

b. Prior Written Consent to LC Guarantees. Notwithstanding anything herein to the contrary, the execution and delivery of this Agreement or otherwise, (i) each LC Guarantee shall only be delivered and become effective upon the prior written consent of Ares with respect thereto, and (ii) Ares shall not have, or be deemed to have, any obligation whatsoever (either directly or through any of its affiliates) to enter into or provide, any LC Guarantee unless and until it elects in writing to do so. The date that such written consent is given (if ever) for the first time an LC Guarantee is issued and delivered hereunder is referred to herein as the “Effective Date.”

c. Term of LC Guarantees. Each LC Guarantee shall continue in full force and effect for a term of twelve (12) months from its issuance or such other period as shall be agreed to by Ares and the Company in writing. Under no circumstance whatsoever shall any Ares Guarantor have any liability or obligation to any of the Stream Entities or any other Person in the event that the issuer of any Ares Letter of Credit (i) does not (notwithstanding any automatic or optional renewal provisions therein) renew such Ares Letter of Credit for any reason whatsoever or (ii) incorrectly honors, disaffirms or fails to honor, in any manner, presentment of any Ares Letter of Credit. If any Ares Letter of Credit or other form of LC Guarantee extends to a date later than twelve (12) months from the Effective Date, the Stream Entities shall, on or prior to such twelve (12) month anniversary, (A) in the case of an Ares Letter of Credit, cause each such Ares Letter of Credit to be terminated and returned to the applicable Ares Guarantor and (B) in the case of any other form of LC Guarantee, cause such LC Guarantee to terminate and, in the case of clauses (A) and (B) of this sentence, the Ares Guarantors to be irrevocably, unconditionally and forthwith released from any and all liabilities and obligations thereunder or in connection therewith.

d. Reimbursement Obligation of the Stream Entities. Each of the Stream Entities agrees, jointly and severally, to reimburse the Ares Guarantors for any and all amounts drawn or paid under the LC Guarantees, or otherwise payable by the Ares Guarantors in connection with such LC Guarantees (collectively, the “Reimbursement Obligations”).

e. Unconditional Obligation of Payment. Each of the Stream Entities’ obligations to make any payments hereunder shall be absolute, unconditional and irrevocable, irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense to payment (except for the indefeasible payment in full of all amounts payable hereunder in strict compliance with the terms hereof) and shall not be subject to reduction by way of setoff, counterclaim or otherwise. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability and GR Obligations (as defined below) of the Stream Entities hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances: (i) any lack of validity or enforceability of any Ares Letter of Credit or Letter of Credit, the Credit Agreement or this Agreement, or any term or provision herein or therein; (ii) any draft or other document presented under an Ares Letter of Credit or Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the issuer thereof under an Ares Letter of Credit or Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Ares Letter of Credit or Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1(e), constitute a legal or equitable discharge of or defense to payment of, or provide a right of setoff against, the GR Obligations; (v) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), agreements, properties, solvency, business, management, prospects or value of any Loan Party or any of their respective Subsidiaries; or (vi) any other fact, circumstance or event whatsoever. Each Stream Entity hereby waives notice of non-payment of the GR Obligations, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein. Each Stream Entity hereby absolutely, unconditionally and irrevocably waives (A) promptness, diligence, notice of acceptance, notice of presentment or payment and any other notice hereunder, (B) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the GR Obligations and any other notice with respect to the GR Obligations, (C) any requirement that Ares or any other Ares Guarantor obtain, protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Stream Entity, or any Person or any Collateral, (D) any other action, event or precondition to the enforcement hereof or the performance by each such Stream Entity of the GR Obligations, (E) all suretyship defenses and (F) any defense arising by any lack of capacity or authority or any other defense of any Stream Entity or any notice, demand or defense by reason of cessation from any cause of the GR Obligations other than payment and performance in full of the GR Obligations by the Stream Entities and any defense that any other guarantee or security was or was to be obtained by any Ares Guarantor; provided, that the foregoing provisions of this sentence shall apply only to a Stream Entity to the extent that it is secondarily liable for any GR Obligation of another Stream Entity.

f. Payments Free and Clear. All payments required to be made by the Stream Entities hereunder shall be made to the Ares Guarantors free and clear of, and without any deduction for, any and all present and future taxes and other amounts. If any Stream Entity making payment hereunder is required by any legal requirements or Governmental Body to deduct any taxes or other amounts from or in respect of any sum payable hereunder, (i) the sum payable hereunder shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1(f)) the Ares Guarantors receive an amount equal to the sum they would have received had no such deduction(s) been made (the “Gross-Up Payment”), (ii) such Stream Entity shall make such deduction(s) and (iii) such Stream Entity shall pay the full amount deducted to the relevant taxing authority or other Governmental Body in accordance with applicable legal requirements. The rights of the Ares Guarantors under this Section 1(f) shall be subject to compliance by any Ares Guarantor that is not organized under the laws of the United States of America or a state thereof with the provisions set forth on Annex 1(f) hereto.

g. Reinstatement. The obligations of the Stream Entities to make payments hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any of the Stream Entities hereunder is rescinded or must otherwise be restored by any Ares Guarantor, whether as a result of any proceedings in bankruptcy, reorganization or otherwise.

h. General Limitation on Obligations. In any proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other legal requirement affecting the rights of creditors generally, if the GR Obligations of any Stream Entity hereunder would otherwise be held or determined (in whole or in part) to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditor, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Stream Entity or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable, not void or voidable and not subordinated to the claims of any other creditor as determined in such proceeding.

i. Notice of Draws, Payments. Ares will provide to the Company written notice of any draw or payment under any LC Guarantee; provided, that the failure to provide such notice shall not affect in any respect the GR Obligations of the Stream Entities hereunder.

j. Payments; Payment of Interest. All payments to be made by the Stream Entities hereunder shall, except as otherwise expressly provided herein, be paid in full within five (5) business days following written demand therefor from an Ares Guarantor in immediately available funds in U.S. Dollars, at an interest rate per annum equal to five percent (5.0%), which interest shall constitute a GR Obligation. If such payments are not so timely made, interest shall be payable thereon from the due date at a rate per annum equal to seven percent (7.0%) and such interest shall also constitute a GR Obligation. All interest hereunder shall (i) be computed on the basis of a year of three hundred sixty five (365) days, (ii) be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any bankruptcy, insolvency, reorganization or other proceeding and (iii) not exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law, such excess amount shall be first applied to any unpaid GR Obligations hereunder owed by any Stream Entity, and if the then remaining excess amount is greater than the previously unpaid GR Obligations hereunder, the Ares Guarantors shall promptly refund such excess amount to the Stream Entities and the provisions hereof shall be deemed amended to provide for such permissible rate.

2. Consideration.

a. LC Guarantee Fee. Upon the delivery and effectiveness in accordance with Section 1(b) above of an LC Guarantee, the Company agrees to issue to Ares (on behalf of itself and, if applicable, the other Ares Guarantors) a number of shares (the “Shares”) of Series B Convertible Preferred Stock, $0.001 par value per share, of the Company (the “Series B Preferred Stock”) equal to (i) one thousand (1,000) shares multiplied by (ii) (a) the aggregate maximum amount which may be drawn or paid under such LC Guarantee with respect to the Letter(s) of Credit supported by such LC Guarantee divided by (b) $10,000,000.00, with any fractional shares being rounded up to the nearest whole share (the “LC Fee”); provided, that, subject to Section 2(d), in no event shall the aggregate number of Shares issued under this Section 2(a) exceed 1,000. The Company shall deliver to Ares (on behalf of itself and, if applicable, the other Ares Guarantors) a certificate(s) for the Shares, registered in the name of Ares and/or, if applicable, one or more of its designees, within five (5) business days of the delivery and effectiveness of the LC Guarantee as provided in the first sentence of this Section 2(a).

b. Tax Treatment of LC Fee. The parties agree that the fair market value of each Share as of the date of this Agreement for all federal, state, local and foreign tax purposes is $1,000.00 and no party shall take any contrary position unless and until there is a “final determination” to the contrary within the meaning of Section 1313(a) of the Code. Each of the Stream Entities further agrees that the LC Fee shall not be subject to any tax withholding or, if subject to any withholding, Ares (and the other Ares Guarantors) shall be entitled to such additional fees so that after making all required deductions each of Ares and the other Ares Guarantors receives an amount equal to the fees it would have received had no such withholding been made.

c. Reservation and Listing of Common Stock. The Company shall maintain a reserve from its duly authorized but unissued shares of common stock, $0.001 par value per share (the “Common Stock”), in such amount as may be required to fulfill its obligations in full to issue shares of Common Stock upon conversion of the Shares (the “Conversion Shares”). The Company shall (i) prepare and timely file with the Trading Market (as defined in the Certificate (as defined below)) an additional shares listing application covering all of the Conversion Shares, (ii) use commercially reasonable efforts to cause such Conversion Shares to be approved for listing on the Trading Market as soon as practicable thereafter, (iii) provide to Ares and its counsel evidence of such listing and (iv) use commercially reasonable efforts to maintain the listing of such Conversion Shares on such Trading Market.

d. Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be automatically amended to appropriately account for such event.

e. Tax Treatment of the Shares. So long as the Shares are held by an Ares Guarantor, the Company shall not treat the Shares as “preferred stock” for purposes of Section 305 of the Code, unless and until there is a “final determination” to the contrary within the meaning of Section 1313(a) of the Code.

3. Security Interest and Collateral.

a. Grant of Security Interest. To secure the prompt payment and performance of all covenants, agreements, obligations and liabilities of any kind or nature, present or future, direct or indirect, absolute or contingent, of the Stream Entities from time to time arising under or in respect of this Agreement, including (i) the Reimbursement Obligations and the Stream Liabilities, (ii) the obligation to pay the LC Fee or any other amounts payable in connection with the issuance or provision of any LC Guarantee, including the obligation to provide cash collateral, (iii) all other monetary obligations, including costs, expenses and indemnities, (iv) compliance with the obligation to issue the Shares and Conversion Shares under this Agreement, and (v) any obligations and liabilities (including interest) incurred under or in respect of this Agreement during the pendency of any bankruptcy, insolvency, reorganization or other proceeding relating to any Stream Entity, regardless of whether allowed or allowable in such proceeding (collectively, the “GR Obligations”), each of the Stream Entities (other than the Company) hereby grants to Ares (on behalf of itself and for the ratable benefit of the other Ares Guarantors) a continuing security interest in all of its right, title and interest in, to and under the Collateral (which term, for purposes of this Agreement, shall include (i) the LC Account (as defined below) and (ii) subject to Section 1(e) of Annex 3(b) hereto, only Collateral of a Stream Entity other than the Company), whether now owned or existing or hereafter acquired or arising and wheresoever located; provided, that in no event shall more than 65% of the Capital Stock of each of the First Tier Foreign Subsidiaries be deemed to be pledged hereunder. Notwithstanding anything to the contrary herein, no Stream Entity shall be required to take (or cause to be taken) any action to pledge any Capital Stock of any First Tier Foreign Subsidiary under any local law pledge or take any similar or related action under any applicable local law to perfect the pledge of any interest in the Capital Stock of such First Tier Foreign Subsidiary. Such security interest in the Collateral shall be maintained at all times as a valid, enforceable and, subject to the prior sentence, perfected security interest in favor of Ares (on behalf of itself and for the ratable benefit of the Ares Guarantors), subject only to Permitted Encumbrances.

b. Further Assurances. Subject to the second to last sentence of Section 3(a) above and the Subordination Agreement (as defined below), each Stream Entity agrees to take all action that may be necessary or desirable, or that may be reasonably requested by the Ares Guarantors, so as at all times to maintain the attachment, validity, perfection, enforceability and priority of, and the ability of the Ares Guarantors to protect, exercise and enforce, their respective security interests in any and all of the Collateral including (i) executing, delivering and filing financing statements, continuation statements and amendments relating thereto under the Uniform Commercial Code (the “UCC”), (ii) complying with any provision of any Applicable Laws if compliance with such provision is a condition to or otherwise affects attachment, validity, perfection, enforceability or priority of, or the ability of the Ares Guarantors to protect, exercise or enforce, their respective security interests in such Collateral, and (iii) taking all actions required by the UCC or by other Applicable Law, all of the foregoing at the Stream Entities’ reasonable cost and expense. The agreements, covenants and warranties set forth on Annex 3(b) hereto are incorporated herein by reference.

c. Subordination Agreement. This Agreement and the rights granted to the Ares Guarantors hereunder are subject in their entirety to the provisions of that certain Subordination and Intercreditor Agreement, dated as of March 2, 2009 (as amended and in effect from time to time, the “Subordination Agreement”), by and among Ares, the Agent, the Term B Agent, the Stream Entities and the other Loan Parties party thereto. If any of the terms of the Subordination Agreement conflict with any of the terms of this Agreement, the conflicting terms of the Subordination Agreement shall control. Until such time as the Obligations have been paid in full in cash (other than contingent reimbursement and indemnification obligations in respect of which no claim for payment has been asserted) and the commitments to advance funds under the Credit Agreement shall have been terminated, notwithstanding anything to the contrary herein, the failure of any Stream Entity to comply with its payment obligations in this Agreement solely due to the terms of the Subordination Agreement shall not constitute a default or trigger an Event of Default under this Agreement. For so long as Section 3.9 of the Subordination Agreement is in full force and effect and the Agent has not directly or indirectly disaffirmed or sought to disaffirm its obligations thereunder, any obligation of a Stream Entity in this Agreement that requires delivery of possession of Pledged Collateral (as defined in the Subordination Agreement) to, or the possession of Pledged Collateral by, any Ares Guarantor shall be deemed to be complied with and is satisfied if such delivery is made to, or such possession is by, the Agent.

d. Legal Status. Each Stream Entity’s (other than the Company’s) (i) exact legal name is that indicated on Schedule I hereto; (ii) organizational type and jurisdiction of organization is as set forth on Schedule I hereto; (iii) organizational identification number (or a statement that it has none) is as set forth on Schedule I hereto; (iv) tax identification number is as set forth on Schedule I hereto; and (v) chief executive office as well as its mailing address (if different than its chief executive office) is as set forth on Schedule I hereto. Each Stream Entity (other than the Company) agrees as follows: (A) without providing at least 30 days’ prior written notice to Ares, such Stream Entity will not change its name, tax identification number or organizational identification number if it has one, (B) if such Stream Entity does not have an organizational identification number and later obtains one, it shall forthwith notify Ares of such organizational identification number and (C) without providing at least 30 days’ prior written notice to Ares, such Stream Entity will not merge with or consolidate with another Person (either as the surviving or disappearing Person), change its type of organization, jurisdiction of organization or other legal structure or its chief executive office or mailing address.

e. Occurrence of an Event of Default. If any Stream Entity fails to make any payment when due hereunder (including payment of a Reimbursement Obligation or other GR Obligation) or any LC Event of Default (as defined below) occurs (each, an “Event of Default”), and if such Event of Default shall be continuing, the Ares Guarantors may, without notice to or demand upon any Stream Entity, declare this Agreement to be in default and, subject to the Subordination Agreement, the Ares Guarantors shall thereafter have in any jurisdiction in which enforcement thereof is sought, in addition to all other rights and remedies available at law, in equity or otherwise, the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York or of any jurisdiction in which Collateral is located, including the right to take possession of the Collateral, and for that purpose the Ares Guarantors may, enter upon any premises on which the Collateral may be situated and remove the same therefrom. Subject to the Subordination Agreement, the Ares Guarantors may in their discretion require the Stream Entities to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the principal office of the applicable Stream Entity as the Ares Guarantors may designate. Subject to the Subordination Agreement, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Ares Guarantors shall give to the Company at least ten (10) days’ prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. In connection with the exercise of such rights and remedies under or in connection with this Agreement, each Stream Entity hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by Applicable Law) of any kind whatsoever. In addition, each Stream Entity waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Ares Guarantors’ rights hereunder, including their respective rights following an Event of Default, to take immediate possession of the Collateral and to exercise their respective rights and remedies with respect thereto.

f. Authorization to File Financing Statements. Each Stream Entity (other than the Company) hereby irrevocably authorizes each of the Ares Guarantors at any time and from time to time to file in any UCC jurisdiction any financing statements, continuation statements and amendments thereto in such form and substance as the Ares Guarantors shall deem appropriate. By its signature hereto, each Stream Entity (other than the Company) hereby authorizes each Ares Guarantor, at any time and from time to time, to file, without the signature of such Stream Entity in accordance with Section 9-509 of the UCC, financing statements, continuation statements and amendments thereto, including financing statements that describe the Collateral as “all assets (whether now owned or existing or hereafter acquired or arising)” of the applicable Stream Entity (provided that any such generic description shall not extend or expand the grant contained in Section 3(a) above) and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments thereto, all in form and substance satisfactory to such Ares Guarantor. All charges, expenses and fees that Ares or any other Ares Guarantor may reasonably incur in doing any of the foregoing, and any local taxes relating thereto, shall be paid by the Stream Entities immediately upon demand and shall constitute a Reimbursement Obligation.

g. LC Events of Default. Subject to the Subordination Agreement, upon (i) the occurrence of an Event of Default under Section 10.7 of the Credit Agreement, (ii) the acceleration of the Obligations, or the termination of the Credit Agreement or the obligation of the Lenders to make Advances, by the Required Lenders pursuant to Section 11.1(ii) of the Credit Agreement or (iii) the termination of the obligation of the Lenders to make Advances pursuant to Section 11.1(iii) of the Credit

Agreement (each, an “LC Event of Default”), effective immediately, and without any demand or other notice of any kind whatsoever, at Ares’ option, the Stream Entities shall be obligated, jointly and severally, to deposit, in a restricted blocked “deposit account” (the “LC Account”) maintained with a “bank” (each, as defined in the UCC) as to which Ares (or its nominee) is the “bank’s customer” (as defined in the UCC) in which Ares (for the benefit of itself and the other Ares Guarantors) has a valid, enforceable security interest perfected by “control” (as defined in the UCC), including, at Ares’ option, pursuant to a deposit account control agreement in form and substance acceptable to Ares, an amount in cash equal to the aggregate amount available to be drawn or paid under all Ares Letters of Credit and other forms of LC Guarantees outstanding at such time (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw or require payment under such Ares Letter of Credit or other form of LC Guarantee), plus the aggregate amount of all other GR Obligations outstanding at such time, including any accrued and unpaid interest plus any fees payable with respect to such Ares Letters of Credit or other forms of LC Guarantees for the full remaining term thereof (collectively, the “Stream Liabilities”); provided, that upon the occurrence of an LC Event of Default referenced in clauses (i) or (iii) above, the result which would otherwise occur only upon the exercise of Ares’ option as provided in this Section 3(g) shall occur automatically, without the exercise of such option. Any amounts cash-collateralized by the Stream Entities pursuant to the foregoing sentence plus any accrued interest with respect to such amounts (in each case, to the extent not applied by the Ares Guarantors in accordance with this Agreement) shall be refunded within ten (10) business days after all LC Events of Default have been cured or waived by Ares or the requisite Lenders under the Credit Agreement. If on any date of determination, an Ares Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998 (or ‘ISP 98’) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as is applicable to such Ares Letter of Credit) (or any other equivalent applicable rule with respect to force majeure events), such Ares Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

4. Conditions Precedent to the Obligations of Ares Guarantors. Notwithstanding anything herein to the contrary, the issuance and delivery of each LC Guarantee is subject to the satisfaction at or before the issuance and delivery thereof of each of the following conditions by the Stream Entities, the waiver of which shall not be effective against any Ares Guarantor if it does not consent in writing thereto:

a. each of the Stream Entities shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such date and each of the representations and warranties of the Stream Entities contained herein shall be true and correct in all material respects (without giving effect to any qualifications as to materiality therein) as of the date when made and as of the date of issuance and delivery of such LC Guarantee as though made on and as of such date (except for those representations and warranties that are expressly limited to a certain date);

b. since the date of this Agreement, there has been no event, occurrence, change, development, condition or state of facts that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the (i) the condition (financial or otherwise), results of operations, assets, liabilities or business of the Stream Entities on a consolidated basis, (ii) the ability of the Stream Entities on a consolidated basis to pay the GR Obligations owed hereunder by such Stream Entities in accordance with the terms hereof, (iii) Ares’ Liens on the Collateral or the priority of any such Lien (it being understood that the existence of Permitted Encumbrances in and of itself shall not be deemed to have a Material Adverse Effect) or (iv) the practical realization of the benefits of Ares’ and each other Ares Guarantor’s rights and remedies under this Agreement (each, a “Material Adverse Effect”);

c. each of the Stream Entities shall have complied with any and all notice and filing requirements (including any filings or qualifications under applicable securities laws and causing the Conversion Shares to be approved for listing on the Trading Market) and obtained any and all consents, permits and waivers necessary or appropriate in Ares’ determination for consummation by the parties of the transactions contemplated by this Agreement;

d. no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Body of competent jurisdiction that prohibits the consummation of any of the transactions contemplated hereby;

e. the Ares Guarantors shall have received opinions in form and substance satisfactory to it and its counsel of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Stream Entities, to the effect set forth in Exhibit A attached hereto;

f. the Company shall have duly adopted, executed and filed with the Secretary of State of the State of Delaware the Certificate of Designations for the Series B Preferred Stock in the form attached hereto as Exhibit B (the “Certificate”) and the same shall have become effective on or before such date and shall not have been amended or modified, and a copy of the Certificate, certified by the Secretary of State of the State of Delaware, shall have been delivered to Ares and its counsel;

g. the Stream Entities shall have paid in full all reasonable fees, expenses and disbursements incurred on or prior to such date by the Ares Guarantors, including all reasonable fees and disbursements of counsel to the Ares Guarantors;

h. the Registration Rights Agreement, dated as of August 7, 2008 (the “Registration Rights Agreement”), by and among the Company, Ares and the other stockholders party thereto shall have been amended in the form attached hereto as Exhibit C;

i. Ares, the Agent, the Term B Agent, the Stream Entities and the other Loan Parties party thereto shall have executed and delivered the Subordination Agreement; and

j. the Stream Entities shall have received Amendment No. 1 and Waiver and the Waiver in the forms attached hereto as Exhibits D-1 and D-2.

5. Representations and Warranties of the Stream Entities. Each of the Stream Entities, jointly and severally, hereby makes all the representations, warranties and covenants set forth on Annex 5 hereto and, jointly and severally, makes the following additional representations, warranties and covenants:

a. the Certificate, when filed with the Secretary of State of the State of Delaware, will be in accordance with all requirements under the General Corporation Law of the State of Delaware necessary for it to be effective under Delaware law;

b. the Shares have been duly authorized by all necessary action of the Company and, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, will have the rights and preferences set forth in the Certificate, will be free of any Liens and will not be subject to preemptive rights or similar rights of stockholders;

c. the Conversion Shares have been duly authorized by all necessary action of the Company and reserved for issuance and, when issued in accordance with the provisions of the Series B

Preferred Stock, will be duly and validly issued, fully paid and nonassessable, will have the rights set forth in the Company’s certificate of incorporation, as amended to the date such shares of Common Stock are issued, will be free of any Liens and will not be subject to preemptive rights or similar rights of stockholders;

d. the Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance upon the conversion of the Shares not less than the total number of Conversion Shares; and the issuance of the Shares and Conversion Shares as contemplated hereunder will not subject any Ares Guarantor to any liability or obligation of any kind in respect of or relating to the operation of the business of the Loan Parties and their respective Subsidiaries; and

e. no consent, permission, waiver, approval, order, exemption, license or authorization of, or registration, application, notification, request, qualification, designation, declaration or filing with, any (i) Governmental Body or (ii) any other Person, is required by any of the Stream Entities in connection with the execution or delivery of this Agreement, the authorization, issuance, sale and delivery of the Shares or the Conversion Shares or the consummation or performance of the other transactions contemplated by this Agreement, except for (A) the required filing of the Certificate contemplated by Section 4(f), (B) the approval from the Trading Market for the listing of the Conversion Shares for trading thereon and (C) the filing of a Form D with the U.S. Securities and Exchange Commission (the “Commission”) and compliance with the securities and blue sky laws in the states in which the Shares and the Conversion Shares are offered and sold, if any.

6. Representations and Warranties of Ares. Ares represents and warrants to the Stream Entities that on the date hereof that it is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by Ares of this Agreement has been duly authorized by all necessary partnership action on the part of Ares. This Agreement has been duly executed by Ares and, when delivered by Ares, will constitute the valid and legally binding obligation of Ares, enforceable against it in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7. Termination and Effect. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

a. at any time prior to the Effective Date, by mutual written consent of the Company and Ares; or

b. on or after February 15, 2010, by either party by written notice, if the Effective Date has not occurred by such date.

In the event of termination of this Agreement pursuant to this Section 7, the transactions contemplated by this Agreement shall be deemed abandoned and this Agreement shall immediately become void, without any liability on the part of any party hereto, except for (i) any breach by any party occurring prior to such date and (ii) the provisions set forth in Sections 8 and 9, which shall survive such termination indefinitely.

8. Indemnification.

a. Indemnification of Ares Guarantors. Subject to the Subordination Agreement, each of the Stream Entities, jointly and severally, shall indemnify, to the fullest extent lawful, and hold harmless the Ares Guarantors and any Related Person (as defined in the Ares Transaction Agreement) from and against any and all Losses (as defined in the Ares Transaction Agreement), as incurred, directly or indirectly arising out of, based upon or relating to (i) any breach by any of the Stream Entities of any of the representations, warranties or covenants made by them in this Agreement or any allegation by a third party that, if true, would constitute such a breach or (ii) any Proceeding (as defined in the Ares Transaction Agreement) brought by or against any Person, directly or indirectly, in connection with or as a result of any of the transactions contemplated by this Agreement; provided, that the foregoing indemnity shall not apply to any of the foregoing determined in a final judgment by a court of competent jurisdiction to have resulted (x) from a breach of Ares’ or any other Ares Guarantor’s obligations under this Agreement or (y) directly from any acts or omissions undertaken or omitted to be taken by any Ares Guarantor or a Related Person through its gross negligence or willful misconduct. The indemnification and expense reimbursement obligations of the Stream Entities under this paragraph shall be in addition to any liability that the Stream Entities may otherwise have and shall be binding upon their successors and permitted assigns and inure to the benefit of any successors, assigns, heirs and personal representatives of the Ares Guarantors and any of their Related Persons. If any of the Stream Entities breaches any of its obligations under this Agreement, then, subject to the Subordination Agreement, in addition to any other liabilities such Stream Entity may have hereunder or under Applicable Law, such Stream Entity shall pay or reimburse the Ares Guarantors on demand for all reasonable costs of collection and enforcement (including reasonable attorneys’ fees and expenses). Without limiting the generality of the foregoing, each of the Stream Entities specifically agrees to reimburse the Ares Guarantors and their Related Persons on demand for all reasonable costs of enforcing the indemnification obligations in this paragraph.

b. Exculpation of Ares Guarantors. Each of the Stream Entities agrees that the Ares Guarantors shall not have any liability to any of the Stream Entities or any Person asserting claims on behalf of or in right of any of the Stream Entities in connection with this Agreement or the transactions contemplated hereby, except for liabilities determined in a final judgment by a court of competent jurisdiction to have resulted (x) from a breach of Ares’ obligations under this Agreement or (y) directly from any acts or omissions undertaken or omitted to be taken by any Ares Guarantor or any Related Person through its gross negligence or willful misconduct.

9. Miscellaneous.

a. Public Announcements. Each of the Stream Entities and Ares shall consult with each other before issuing any press release or any other public announcement or statement with respect to this Agreement or any of the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release, announcement or statement before such consultation.

b. Joinder of Additional Loan Parties. Each of the Stream Entities agrees to (i) use its reasonable best efforts to cause Stream International Europe B.V., a company organized under the laws of the Netherlands, to execute and deliver a joinder agreement to this Agreement in the form of Exhibit E (a “Joinder Agreement”) within thirty (30) days after the date hereof (or as soon as practicable thereafter) and (ii) cause any Person that becomes a Loan Party under the Credit Agreement after the date hereof and that is either (A) an entity organized under the laws of the United States of America or a state thereof or (B) an entity that is not treated as a corporation for U.S. federal tax purposes, to promptly (and, in any event, within ten (10) days after such Person becomes a Loan Party thereunder) execute and deliver a (1) Joinder Agreement and (2) joinder agreement to the Subordination Agreement in form and substance acceptable to Ares, the Agent and the Term B Agent. Any Person executing and delivering a Joinder Agreement shall thereafter be deemed a “Stream Entity” for all purposes hereunder. The execution and delivery of a Joinder Agreement or a joinder agreement to the Subordination Agreement shall not require the consent of any party hereto. The rights and GR Obligations of each existing Stream Entity hereunder shall remain in full force and effect notwithstanding the addition of any new Stream Entity as a party to this Agreement.

c. Further Assurances. The parties hereto, after the execution of this Agreement, shall execute, acknowledge and deliver any further assurances, documents and instruments, and will take any other actions consistent with the terms of this Agreement, that may reasonably be requested by the other parties.

d. Entire Agreement. This Agreement, including the schedules, annexes and exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and such schedules, annexes and exhibits. Each of the Stream Entities acknowledges that none of the Ares Guarantors has made any representations, warranties, promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by any of them in any of the Loan Parties or any of their respective Subsidiaries or any other form of credit support.

e. Brokers. Each of the Stream Entities and Ares represents and warrants to the other that there are no brokerage commissions, finders’ fees or similar fees or commissions payable by it as a result of its engagement of any finder, broker, agent or other Person performing a like service in connection with the transactions contemplated by this Agreement.

f. No Consequential Damages. No Ares Guarantor, nor any agent, attorney or Affiliate of any of them, or any Related Person, shall be liable to any of the Stream Entities or any other Person for consequential, punitive, special or other indirect damages arising from any breach of contract, tort or other wrong relating to this Agreement, the establishment, administration or collection of any GR Obligations hereunder or otherwise relating to the transactions contemplated hereby.

g. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day (as defined in the Certificate), (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day, or at or later than 4:30 p.m. (New York City time) on any date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand. The address and facsimile numbers for such notices and communications shall be as follows or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by such Person by two (2) Trading Days’ prior notice to the other parties in accordance with this Section 8(g):

to any of the Stream Entities:

c/o Stream Global Services, Inc.
20 William Street, Suite 310
Wellesley, Massachusetts 02481
Facsimile:	(617) 517-3247
Attention:	R. Scott Murray

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street Boston, Massachusetts 02109
Facsimile:	(617) 526-5000
Attention:	Mark G. Borden, Esq.

to any of the Ares Guarantors:

c/o Ares Management, Inc.
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Facsimile:	(310) 201-4157
Attention:	Jeffrey Schwartz

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
Facsimile:	(310) 557-2193
Attention:	Thomas W. Dollinger, Esq.

h. Expenses. All reasonable costs and expenses, including reasonable attorneys’ fees (including the allocated costs of in-house counsel) and disbursements, incurred by any Ares Guarantor (i) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder (including any proposed consents, amendments, modifications or waivers hereto), (ii) in issuing or delivering any LC Guarantees (including any letter of credit or other fees or charges of any financial institution or other Person), (iii) in instituting, maintaining, preserving or enforcing its rights or remedies under this Agreement or (iv) in connection with any advice given to it with respect to its rights or obligations under this Agreement shall be promptly paid by the Stream Entities (and, in any event, no later than five (5) business days) after the written request therefor by any Ares Guarantor. The Stream Entities shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of the Shares or the Conversion Shares.

i. No Waiver; Cumulative Remedies; Amendments. No party shall be deemed by any act, delay, omission or otherwise to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the party to be charged therewith and then only to the extent therein set forth. A waiver by any party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder are cumulative and may be exercised singly or concurrently and are not exclusive of any rights and remedies provided by law or at equity or otherwise (including subrogation or reimbursement rights). None of the terms or provisions of this Agreement may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by each of the parties hereto.

j. Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

k. Survival. The representations, warranties, agreements and covenants of the Stream Entities contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

l. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

m. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules, annexes or exhibits thereto. In addition, the rules of construction set forth on Annex 9(m) hereto are hereby incorporated herein by reference.

n. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any party with respect to this Agreement or any of the transactions contemplated hereby may be brought in any court of competent jurisdiction in the State of New York, United States of America and, by execution and delivery of this Agreement, each party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the transactions contemplated hereby. Each party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to it at its address set forth in Section 8(g) and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against any other party in the courts of any other jurisdiction. Each party waives any objection to jurisdiction and venue of any action instituted hereunder in such New York courts and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

o. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO AND THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HEREBY CONSENTS THAT ANY

SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

p. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and permitted assigns; provided, that no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties (which may be given or withheld in their sole discretion). Any purported assignment in breach of this Section 8(p) shall be null and void.

q. Third-Party Beneficiaries. Nothing herein, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that each Related Person is an intended third party beneficiary of Section 8 and (in each case) may enforce the provisions of such Section directly against any of the Stream Entities.

r. Joint and Several Obligations. Notwithstanding anything herein to the contrary, the obligations of the Stream Entities under and for all representations, warranties or covenants hereunder (including payment of the GR Obligations) shall be joint and several.

s. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STREAM GLOBAL SERVICES, INC.,

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

STREAM HOLDINGS CORPORATION,

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Treasurer

STREAM FLORIDA INC.,

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Chief Executive Officer

STREAM INTERNATIONAL INC.,

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

STREAM NEW YORK INC.,

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By:	ACOF OPERATING MANAGER II, L.P.,
Its Manager

	By:	/s/ Jeffrey Schwartz
	Name:	Jeffrey Schwartz
	Title:	Vice President

Schedule I

Omitted

EXHIBITS A - E

Omitted

ANNEX 1(f)

Taxes

1. Each Ares Guarantor or assignee of an Ares Guarantor that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to SHC a duly completed appropriate valid Withholding Certificate (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code, as amended from time to time and the regulations promulgated thereunder (the “Code”). Such delivery may be made by electronic transmission as described in §1.1441-1(e) (4) (iv) of the Regulations if Ares establishes an electronic delivery system. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-81MY and the related statements and certifications as required under §1.1441-1(e)(3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Ares Guarantor or assignee thereof required to deliver to SHC a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Ares Guarantor shall deliver such valid Withholding Certificate at least five (5) business days prior to the first date on which any interest or fees are payable by any Stream Entity under this Agreement for the account of such Ares Guarantor; or (B) each assignee shall deliver such valid Withholding Certificate at least five (5) business days before the effective date of such assignment (unless SHC in its sole discretion shall permit such assignee to deliver such Withholding Certificate less than five (5) business days before such date in which case it shall be due on the date specified by SHC). Each Ares Guarantor or assignee thereof which so delivers a valid Withholding Certificate further undertakes to deliver to SHC an additional copy of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by SHC or Ares. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, U.S. withholding tax, SHC shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, SHC is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Ares Guarantor or assignee of an Ares Guarantor for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

2. Each Ares Guarantor agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Ares Guarantor) to file any certificate or document or to furnish to SHC any information, in each case, as reasonably requested by SHC, as applicable, that may be necessary to establish any available exemption from, or reduction in the amount of, any taxes imposed on the payments made pursuant to this Agreement; provided, however, that nothing in Section 1(f) of this Agreement or this Annex 1(f) shall require such Ares Guarantor to disclose any confidential information (including its tax returns) or other information that such Ares Guarantor is not legally able to deliver.

3. If any Ares Guarantor determines in its reasonable discretion that it has received a refund or realized a credit of any taxes as to which it has received a Gross-Up Payment, it shall pay over such refund or credit to the applicable Stream Entity (but only to the extent of Gross-Up Payments made with respect to the taxes giving rise to such refund or credit), net of all out-of-pocket expenses of such Ares Guarantor and without interest (other than any interest paid by the relevant Governmental Body with

Annex 1(f)-1

respect to such refund or credit); provided, however, that the applicable Stream Entity, upon the request of such Ares Guarantor, agrees to repay the amount paid over to such Stream Entity (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Ares Guarantor in the event such Ares Guarantor is required to repay such refund or credit to such Governmental Body. Nothing contained in Section 1(f) of this Agreement or this Annex 1(f) shall require any Ares Guarantor to make available its tax returns or any other information which it deems confidential to any Stream Entity or any other Person. Notwithstanding anything to the contrary, in no event will any Ares Guarantor be required to pay any amount to any Stream Entity the payment of which would place such Ares Guarantor in a less favorable net after-tax position than such Ares Guarantor would have been in had the additional amounts giving rise to such refund or credit of any Gross-Up Payment never have been paid in the first place.

4. If a Stream Entity determines in good faith that a reasonable basis exists for contesting a tax imposed on the payments made pursuant to this Agreement, the applicable Ares Guarantor shall cooperate with such Stream Entity in challenging such tax and if requested by such Stream Entity in writing; provided, however, that the Ares Guarantor shall not be required to incur any expense or to take any action hereunder which, in the reasonable discretion of the Ares Guarantor, would cause the Ares Guarantor to suffer any economic, legal or regulatory disadvantage.

Annex 1(f)-2

ANNEX 3(b)

Collateral

1. Security Interests.

a. Each Stream Entity shall, at any time and from time to time, take such steps as Ares may reasonably request, subject to the second to last sentence of Section 3(a) of this Agreement and the Subordination Agreement, (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Ares, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Ares for benefit of each Ares Guarantor, (ii) to obtain “control” of any letter-of-credit rights, deposit accounts, Investment Property or electronic chattel paper (as such terms are defined in the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Ares, and (iii) otherwise to insure the continued perfection and priority of Ares’ security interest in any of the Collateral for the benefit of the Ares Guarantors and of its rights therein. If any Stream Entity (other than the Company) shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $25,000, such Stream Entity shall promptly notify Ares thereof in writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to Ares, such Stream Entity shall be deemed to thereby grant to Ares for the benefit of the Ares Guarantors (and each Stream Entity hereby grants to Ares, for the benefit of each Ares Guarantor) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

b. Notwithstanding the foregoing, within 10 days following the later of (i) the date hereof and (ii) the date that Ares or its counsel delivers to the Company or its counsel a draft of a form of deposit account control agreement that is acceptable to Ares (the later of such dates, the “Required Delivery Date”), each Stream Entity (other than the Company) shall (A) with respect to each “deposit account” (as defined in the UCC) (other than Qualified Payroll Accounts, as defined below) in which the Agent or the Lenders (or any other agent, trustee or representative on their behalf) have a perfected security interest by “control” (as defined in the UCC), enter into one or more deposit account control agreements with Ares (on behalf of itself and for the ratable benefit of the other Ares Guarantors), the Agent and the “bank” (as defined in the UCC) at which such deposit account is maintained, which deposit account control agreement(s) shall be on terms and conditions reasonably satisfactory to Ares, and (B) with respect to each “securities account” (as defined in the UCC) (if any) in which the Agent or the Lenders (or any other agent, trustee or representative on their behalf) have a perfected security interest by control, enter into one or more securities account control agreements with Ares (on behalf of itself and for the ratable benefit of the other Ares Guarantors), the Agent and the “securities intermediary” (as defined in the UCC) with respect to such securities account, which securities account control agreement(s) shall be on terms and conditions reasonably satisfactory to Ares.

c. Each of the Stream Entities (other than the Company), jointly and severally, represents and warrants that it does not maintain, hold or have any “securities accounts” (as defined in the UCC).

d. No Stream Entity (other than the Company) shall, directly or indirectly, open, maintain or otherwise have any deposit account (other than (A) payroll accounts (including the two accounts in the names of Stream NY and SII, respectively, identified under the account type “payroll” in an email delivered on March 3, 2009, on behalf of the Stream Entities, by counsel to the Stream Entities to counsel to Ares), in which the amounts held therein do not exceed the total reasonably anticipated payroll and related expenses of the Stream Entities (other than the Company) for the immediately

Annex 3(b)-1

succeeding payroll period (such payroll accounts, “Qualified Payroll Accounts”), or (B) benefit funding accounts), unless Ares (on behalf of itself and for the ratable benefit of the other Ares Guarantors) shall, at all times, have a valid, enforceable security interest therein perfected by control pursuant to a deposit account control agreement entered into by such Stream Entity with (Ares on behalf of itself and for the ratable benefit of the other Ares Guarantors), the Agent and the “bank” (as defined in the UCC) at which such deposit account is maintained, which deposit account control agreement shall be on terms and conditions reasonably satisfactory to Ares; provided that (i) nothing in this Section 1(d) shall require the Stream Entities to comply with the requirements of Section 1(b) above on or before the Required Delivery Date, and (ii) from and after the date on which the Obligations have been paid in full in cash (other than contingent reimbursement and indemnification obligations in respect of which no claim for payment has been made) and the commitments to advance funds under the Credit Agreement have been terminated, (1) the Agent shall not be a party to any such deposit account control agreement entered into on or after such date, and (2) no such deposit account control agreement shall be required, at Ares’ discretion, with respect to any deposit account if Ares becomes the “bank’s customer” (as defined in the UCC) with respect to such deposit account.

e. If the Company grants a security interest in, or Lien on, any assets or properties in which the Company has rights, or the power to transfer rights, in favor of the Agent or the Lenders (or any other agent, trustee or representative on their behalf) to secure the Obligations (or any portion thereof), the Company shall, within ten days following the grant of such security interest or Lien, grant to Ares (for the benefit of itself and the ratable benefit of the Ares Guarantors) a continuing valid, enforceable and perfected security interest in, and Lien on, all of its right, title and interest in, to and under such assets or properties to secure the prompt payment and performance of the GR Obligations, and such assets and properties shall constitute Collateral hereunder and shall be subject to the Subordination Agreement.

f. Each Stream Entity (other than the Company) hereby confirms and ratifies all UCC financing statements filed by Ares or any other Ares Guarantor with respect to such Stream Entity on or prior to the date of this Agreement.

2. Preservation of Collateral. Following the occurrence of an Event of Default, in addition to the rights and remedies set forth in Section 3(e) of this Agreement, subject to the Subordination Agreement, Ares: (a) may at any time take such steps as Ares reasonably deems necessary to protect the Ares Guarantors’ interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Ares may deem appropriate; (b) may employ and maintain at any Stream Entity’s (other than the Company’s) premises a custodian who shall have full authority to do all acts necessary to protect the Ares Guarantors’ interests in the Collateral; (c) may lease warehouse facilities to which Ares may move all or part of the Collateral; (d) may use any Stream Entity’s (other than the Company’s) owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Stream Entity’s (other than the Company’s) owned or leased property. Subject to the Subordination Agreement, each Stream Entity shall cooperate fully with all of Ares’ efforts to preserve the Collateral and will take such actions to preserve the Collateral as Ares may direct. All of the Ares Guarantors’ reasonable expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be payable by the Stream Entities and added to the GR Obligations.

3. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Ares’ security interest for the benefit of each Ares Guarantor: (a) each Stream Entity (other than the Company) shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest in each and every item of its respective Collateral to Ares for the benefit of

Annex 3(b)-2

each Ares Guarantor; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens whatsoever; (b) each document and agreement executed by each Stream Entity or delivered to Ares or any other Ares Guarantor in connection with this Agreement shall be true and correct in all material respects; and (c) all signatures and endorsements of each Stream Entity that appear on such documents and agreements shall be genuine and each Stream Entity shall have full capacity to execute same.

4. Defense of Ares’ and Ares Guarantors’ Interests. Until (a) payment and performance in full of all of the GR Obligations (other than contingent reimbursement and indemnification obligations in respect of which no claim for payment has been asserted) and (b) termination of this Agreement, the Ares Guarantors’ interests in the Collateral shall continue in full force and effect. Each Stream Entity shall defend, subject to the Subordination Agreement, the Ares Guarantors’ interests in the Collateral against any and all Persons whatsoever. At any time following demand by any Ares Guarantor for payment of all the GR Obligations hereunder pursuant to a then continuing Event of Default, subject to the Subordination Agreement, Ares (for the benefit of each Ares Guarantor) shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Ares exercises such right to take possession of the Collateral, the Stream Entities shall, upon demand, assemble it in the best manner possible and make it available to Ares at a place reasonably convenient to Ares. In addition, with respect to all Collateral, subject to the Subordination Agreement, Ares and the other Ares Guarantors shall be entitled to all of the rights and remedies set forth herein and further provided by the UCC or other Applicable Law. Upon the occurrence of an Event of Default, upon the written request of Ares made during the continuation of such Event of Default, subject to the Subordination Agreement, each Stream Entity shall, and Ares may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Ares holds a security interest for the benefit of the Ares Guarantors to deliver same to Ares and/or subject to Ares’ order and if they shall come into any Stream Entity’s possession, they, and each of them, shall be held by such Stream Entity in trust as the Ares Guarantors’ trustee, and such Stream Entity will immediately deliver them to Ares in their original form together with any necessary endorsement.

5. Books and Records. Each Stream Entity shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Stream Entities.

6. Compliance with Laws. Each Stream Entity shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its respective Collateral or any part thereof or to the operation of such Stream Entity’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Stream Entity may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Ares to protect Ares’ Lien on or security interest in the Collateral. The assets of the Stream Entities at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of the Stream Entities so that such insurance shall remain in full force and effect.

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7. Inspection of Property; Books and Records; Discussions. Each Stream Entity shall permit any authorized representative(s) designated by Ares or any other Ares Guarantor to visit and inspect any of the Collateral, to examine, audit, check and make copies of such Stream Entity’s financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to its respective businesses or the transactions contemplated hereby or referenced herein, and to discuss its affairs, finances and accounts with its management personnel and independent certified public accountants, during normal business hours and at any other reasonable time, as often as may be reasonably requested. Without limiting the foregoing, each Stream Entity acknowledges and agrees that Ares and the other Ares Guarantors may engage an independent consultant to act as their representative to undertake certain of the aforesaid actions on behalf of Ares and the other Ares Guarantors and covenant that such Stream Entity will cooperate fully with any such consultant in the conduct of its activities and make available such personnel, information, data and documents as are requested by any such consultant in the conduct of such activities.

8. Insurance. Each Stream Entity shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Stream Entity’s own cost and expense, in amounts and with carriers reasonably acceptable to Ares, each Stream Entity shall (a) keep all its insurable properties and properties in which such Stream Entity has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Stream Entity including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Stream Entity insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Stream Entity either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Stream Entity is engaged in business; (e) furnish Ares with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least twenty (20) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Ares, naming Ares (for the benefit of the Ares Guarantors) as a loss payee and additional insured with respect to all insurance coverage referred to in clause (a) above , and providing (A) that all proceeds thereunder shall be payable to Ares (for the benefit of the Ares Guarantors), (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least twenty (20) days’ prior written notice is given to Ares; provided, that the requirements of Section 8(e)(ii) shall not apply until such time as the Obligations have been paid in full in cash (other than contingent reimbursement and indemnification obligations in respect of which no claim for payment has been asserted) and the commitments to advance funds under the Credit Agreement shall have been terminated. In the event of any loss thereunder, subject to the Subordination Agreement, the carriers named therein hereby are directed by Ares and the applicable Stream Entity to make payment for such loss to Ares (for the benefit of the Ares Guarantors) and not to such Stream Entity and Ares jointly. Subject to the Subordination Agreement, if any insurance losses are paid by check, draft or other instrument payable to any Stream Entity and Ares jointly, Ares may endorse such Stream Entity’s name thereon and do such other things as Ares may deem advisable to reduce the same to cash. Subject to the Subordination Agreement, Ares (for the benefit of the Ares Guarantors) is hereby authorized to adjust and compromise claims under insurance coverage referred to in clause (a) above. Subject to the Subordination Agreement, any loss recoveries received by the Stream Entities or Ares pursuant to this Section 8 during the occurrence of an Event of Default, shall be paid to Ares for the benefit of Ares and the other Ares Guarantors and applied against the GR Obligations of the Stream Entities hereunder in such order as Ares shall determine.

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9. Payment of Taxes. Each Stream Entity will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Stream Entity or any of the Collateral, including foreign, federal, provincial, state or other local real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, subject to Stream Entity’s right to contest or dispute in good faith any of the above as set forth in this Section 9. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Stream Entity and Ares or any other Ares Guarantor which Ares or any other Ares Guarantor is required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Ares’ or any other Ares Guarantor’s reasonable judgment, may create a valid Lien on the Collateral, Ares may, upon five (5) business days’ prior notice to SHC pay the taxes, assessments or other Charges and the relevant Stream Entities, subject to the Subordination Agreement, hereby indemnify and hold Ares and each other Ares Guarantor harmless in respect thereof. Ares will not pay any taxes, assessments or Charges to the extent that any Stream Entity has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Ares to protect Ares’ security interest in or Lien on the Collateral. The amount of any payment by Ares under this Section 9 shall be added to the Reimbursement Obligations and, until the Stream Entities shall furnish Ares with an indemnity therefor (or supply Ares with evidence satisfactory to Ares that due provision for the payment thereof has been made), Ares may hold without interest any balance (if any) outstanding to the Stream Entities’ credit and, subject to the Subordination Agreement, Ares shall retain its security interest in any and all Collateral held by Ares.

10. Ares’ Discretion. Subject to the Subordination Agreement, Ares has the right to determine which rights, Liens, security interests or remedies Ares may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Ares’ or the other Ares Guarantors’ rights or remedies hereunder. Any determination to be made, election to be made, consent to be given, or any discretion to be exercised by Ares or any other Ares Guarantor pursuant to this Agreement may be made, given or exercised by Ares or such Ares Guarantor acting in its sole discretion.

11. Setoff. In addition to any other rights which Ares or any other Ares Guarantor may have under Applicable Law, subject to the Subordination Agreement, upon the occurrence of an Event of Default hereunder, Ares and each other Ares Guarantor shall have a right to apply any Stream Entity’s property held by Ares or such other Ares Guarantor to the GR Obligations of the Stream Entities under this Agreement.

12. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

13. Exculpation of Liability. Nothing herein contained shall be construed to constitute Ares or any other Ares Guarantor as any Stream Entity’s agent for any purpose whatsoever, nor shall Ares nor any other Ares Guarantor be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Ares nor any other Ares Guarantor, whether by anything herein or in any assignment or otherwise, assume any Stream Entity’s obligations under any contract or agreement assigned to Ares or any other Ares Guarantor, and neither Ares nor any other Ares Guarantor shall be responsible in any way for the performance by any Stream Entity of any of the terms and conditions thereof.

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ANNEX 5

Representations, Warranties and Covenants

Each Stream Entity, jointly and severally, represents, warrants and covenants as follows:

1. Authority. Each Stream Entity has full power, authority and legal right to enter into this Agreement and to perform all its respective GR Obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of each Stream Entity enforceable against such Stream Entity in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement (a) is within such Stream Entity’s limited liability company, partnership or corporate powers, has been duly authorized, is not in contravention of law or the terms of such Stream Entity’s certificate of formation, partnership agreement, limited liability company agreement, by-laws, certificate of incorporation or other applicable documents relating to such Stream Entity’s formation or to the conduct of such Stream Entity’s business or of any material agreement or undertaking to which such Stream Entity is a party or by which such Stream Entity is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Stream Entity under the provisions of any charter document, by-law, material agreement, or material instrument to which such Stream Entity is a party or by which it or its property may be bound.

2. Formation and Qualification. Each Stream Entity, (a) is duly incorporated (or otherwise duly organized) and in good standing under the laws of the jurisdiction listed on Schedule 5.2(a) to the Credit Agreement, (b) is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) to the Credit Agreement which constitute all jurisdictions in which qualification and good standing are necessary for such Stream Entity to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect and (c) has the power and authority to own its properties and assets and to transact the business in which it is presently, or proposes to be, engaged. The exact organizational identification number of each Stream Entity is set forth on Schedule 5.2(a) to the Credit Agreement. Each Stream Entity has delivered to Ares true and complete copies of its articles of incorporation or certificate of formation, and by-laws or operating agreement, as the case may be, and will promptly notify Ares of any amendment or changes thereto.

3. Solvency. After giving effect to the transactions anticipated to occur hereunder, each Stream Entity will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and (a) as of the date hereof, the fair present saleable value of each Stream Entity’s assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (b) subsequent to the date hereof, the fair saleable value of each Stream Entity’s assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

4. Default of Indebtedness. No Stream Entity is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder, in each case, which would result in, or is reasonably likely to result in, a Material Adverse Effect.

5. No Default. No Stream Entity is in default in the payment or performance of any of its contractual obligations which would result in, or is reasonably likely to result in, a Material Adverse Effect, and no Default has occurred and is continuing.

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6. SEC Reports; Financial Statements. The SEC Reports (as defined in the Ares Transaction Agreement) constitute all reports required to be filed by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since July 10, 2007. The Company has filed each of the SEC Reports on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company and its Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments which will not be material. The Company has filed as exhibits to its SEC Reports all Material Contracts (as defined in the Ares Transaction Agreement) to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject that are required to be filed. The Company does not have pending before the Commission any request for confidential treatment of information. The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder in effect as of the date of this Agreement, except where such noncompliance, individually or in the aggregate, has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

7. Compliance. Except as has not resulted in, and is not reasonably expected to result in, a Material Adverse Effect (either individually or in the aggregate), to the knowledge of the Company, neither the Company nor any Borrower:

a. is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Borrower thereunder), nor has the Company or any Borrower received notice of a claim that it is in default under or that it is in violation of, any Material Contract (and to the knowledge of the Company no other party is, in default thereunder), which default would give the other party the right to terminate or modify in any material respect such Material Contract or would accelerate any payment or material obligation by the Company or any Borrower;

b. is in violation of any order of any Governmental Body;

c. has violated (nor has any employee of the Company violated) the U.S. Foreign Corrupt Practices Act, as amended; and

d. no current stockholder, director, officer, employee or agent of the Company or of any Borrower has, directly or indirectly, made or agreed to make on behalf of, or for the benefit of, the Company or any Borrower, any unlawful or illegal (i) payment, (ii) gift or (iii) political contribution to any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder the business of the Company or any Borrower.

8. Registration Rights. Other than the Registration Rights Agreement, the Company has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that are currently pending and that have not been satisfied.

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9. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to any Ares Guarantor as a result of Ares and the Company fulfilling their respective obligations or exercising their respective rights hereunder, including the Company’s issuance of the Shares and the Ares Guarantors’ ownership of the Shares.

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ANNEX 9(m)

Certain Matters of Construction

1. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement. Any reference within an Annex to a section number shall be a reference to the applicable section number within such Annex unless otherwise expressly provided. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which any Ares Guarantor is a party shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, and any and all Exhibits, Annexes and Schedules thereto. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such default or Event of Default occurs to the date on which such default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Ares. References herein to the phrase “upon the occurrence of an Event of Default” (or words of similar effect) shall be deemed to be followed by the phrase “and during the continuation thereof”. Any Lien referred to in this Agreement as having been created in favor of Ares, any agreement entered into by Ares pursuant to this Agreement, any payment made by or to or funds received by Ares pursuant to or as contemplated by this Agreement, or any act taken or omitted to be taken by Ares, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Ares and the other Ares Guarantors. Wherever the phrase “to the best of Company’s or any other Stream Entity’s knowledge” or words of similar import relating to the knowledge or the awareness of the Company or any other Stream Entity are used in this Agreement such phrase shall mean and refer to (a) the actual knowledge of a senior officer of the Company or (b) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of the Company or such Stream Entity and its respective Subsidiaries and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Annex 9(m)